Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock Funds of our report dated February 27, 2018, relating to the individual financial statements and financial highlights of each of the funds comprising the State Farm Mutual Fund Trust, which appears in the State Farm Mutual Fund Trust’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the reference to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

November 19, 2018